Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-94141) of Telecomunicaciones de Puerto Rico, Inc. of our report dated March 27, 2007, with respect to the consolidated financial statements and schedules of Telecomunicaciones de Puerto Rico, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
Ernst & Young LLP
San Juan, Puerto Rico
March 30, 2007